Exhibit 10.1

EXECUTIVE CONSULTING AGREEMENT

This Executive Consulting Agreement (the “Agreement”) is effective as of October 17, 2024, by and between Bubblr, Inc., a Wyoming corporation (the “Company”), and Manfred Ebensberger (the “Executive”), whose address is via Plompeneid 6/B, Rio di Pusteria, 39037, Italy.

RECITALS

The Company is developing an Open-Source platform to deliver Ethical Apps. The Company desires to engage an Executive, and Executive desires to accept such assignment on the terms and subject to the conditions set forth in this Agreement.

In consideration of the mutual promises set forth in this Agreement, the parties hereto agree as follows:

ARTICLE I

Term of Agreement

1.01 Subject to the provisions of Article V, and upon the terms and subject to the conditions set forth in this Agreement, the Company will engage Executive for the period beginning on October 17, 2024 (the “Commencement Date”) and ending 90 days after the Commencement Date (the “Initial Term”). If Executive remains engaged by the Company after the end of the Initial Term, then this Agreement will continue unless different terms are established by the parties in writing.

ARTICLE II

Duties

2.01(a) During the term of the assignment, Executive will:

(i) Promote the interests, within the scope of his duties, of the Company and devote approximately seventy five hours per month of working time and efforts to the Company’s business and affairs;

(ii) Serve as Chief Executive Officer and Director (“the CEO”) of the Company, reporting directly to the Board of Directors.

(iii) Perform the duties and services consistent with the title and function of such office, including, without limitation, those as specifically set forth from time to time by the Board.

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(b) Notwithstanding anything contained in clause 2.01(a)(i) above to the contrary, nothing contained herein or under law shall be construed as preventing Executive from (i) investing Executive’s personal assets in such form or manner as will not require any services on the part of Executive in operation or the affairs of the companies in which such investments are made and in which his participation is solely that of a passive investor (provided that he, collectively with his family and affiliated interests (or persons constituting a “group” under the federal securities laws) will not exceed 5% of any company’s voting securities); and (ii) engaging (not during normal business hours) in any other professional, civic, or philanthropic activities, provided that Executive’s investments or assignment does not result in a violation of his covenants under this Section or Article VI hereof and are otherwise disclosed to and approved by the Board in its sole discretion.

ARTICLE III

Payments

3.01 The Company will compensate the Executive for the duties performed by him hereunder by payment of $90,000 per annum (the “Base”), payable in monthly installments.

3.02 Bonus. The Company may also pay to the Executive any amounts deemed reasonable and appropriate by the Company’s Board of Directors at any time, based on the quality and nature of the Executive’s services and the performance of the Company during such period. A bonus, if any, shall be determined by the Board in its sole discretion.

3.03 Equity. The Executive will be eligible to participate in the Company’s 2022 Incentive Plan.

3.03 Tax. The parties agree that any tax issues or payments that are due to the IRS or comparable foreign entity because of payments or the issuance of equity to the Executive are the sole responsibility of the Executive. Executive understands that it’s his obligation to consult with and obtain independent outside tax advice on this matter.

ARTICLE IV

Reimbursements of Expenses

4.01 Reimbursable Expenses. The Company shall in accordance with its standard policies in effect from time to time reimburse Executive for all reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Company provided that Executive submits all substantiation of such expenses to the Company on a timely basis in accordance with such standard policies.

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ARTICLE V

Termination

5.01 General Provisions. Except as otherwise provided in this Article V, at such time as the Executive or the Company terminates Executive’s Agreement, all of the Company’s obligations under this Agreement shall terminate, other than the Company’s obligation to pay Executive, the full amount of any unpaid fees, earned by Executive pursuant to this Agreement through and including the date of termination The payments to be made under this Section 5.01 shall be made to Executive, or in the event of Executive’s death, to such beneficiary as Executive may designate in writing to the Company for that purpose, or if Executive has not so designated, then to the spouse of Executive, or if none is surviving, then to the personal representative of the estate of Executive. Notwithstanding the foregoing, termination of assignment shall not affect the obligations of Executive under Article VI hereof that, pursuant to the express provisions of this Agreement, continue in full force and effect. Upon termination of assignment with the Company for any reason, Executive shall promptly deliver to the Company all Company property including without limitation all writings, records, data, memoranda, contracts, orders, sales literature, price lists, client lists, data processing materials, and other documents, whether or not obtained from the Company or any Affiliate, which pertain to or were used by Executive in connection with their assignment by the Company or which pertain to any Affiliate, including, but not limited to, Confidential Information, as well as any automobiles, computers or other furniture, fixtures or equipment which were purchased by the Company for Executive or otherwise in Executive’s possession or control.

5.02 Automatic Termination. This Agreement shall be automatically terminated upon the first to occur of the following (a) the Company’s termination pursuant to section 5.03, (b) the Executive’s termination pursuant to section 5.04 or (c) the Executive’s death.

5.03 By the Company. This Agreement may be terminated by the Company upon written notice to the Executive upon the first to occur of the following:

(a) Disability. Upon the Executive’s Disability (as defined herein). The term “Disability” shall mean, in the sole determination of the Company’s Board, whose determination shall be final and binding, the reasonable likelihood that the Executive will be unable to perform their duties and responsibilities to the Company by reason of a physical or mental disability or infirmity for either: (i) a continuous period of four months; or (ii) 180 days during any consecutive twelve (12) month period.

(b) Cause. Upon the Executive’s commission of Cause (as defined herein). The term “Cause” shall mean the following:

(i) Any violation by Executive of any material provision of this Agreement (including without limitation any violation of any provision of Sections 6.01, 6.02 or 6.03 hereof any and all of which are material in all respects), upon notice of same by the Company describing in detail the breach asserted and stating that it constitutes notice pursuant to this Section 5.03(b)(i), which breach, if capable of being cured, has not been cured to the Company’s sole and absolute satisfaction within 30 days after such notice (except for breaches of any provisions of sections 6.01, 6.02 or 6.03 which are not subject to cure or any notice);

(ii) Embezzlement by Executive of funds or property of the Company;

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(iii) Habitual absenteeism, bad faith, fraud, refusal to perform their duties, gross negligence or willful misconduct on the part of Executive in the performance of their duties for the Company, provided that the Company has given written notice of and an opportunity of not less than 30 days to cure such breach, which notice describes in detail the breach asserted and stating that it constitutes notice pursuant to this Section 5.03(b)(iii), provided that no such notice or opportunity needs to be given if (x) in the judgment of the Company’s Board of Directors, such conduct is habitual or would unnecessarily or unreasonably expose the Company to undue risk or harm or (y) one previous notice had already been given under this section or under section (i) above; or

(iv) a felonious act, conviction, or plea of nolo contendere of Executive under the laws of the United States or any state or country (except for any conviction or plea based on a vicarious liability theory and not the actual conduct of the Executive).

5.04 By the Executive. This Agreement may be terminated by the Executive upon written notice to the Company upon the first to occur of the following:

(a) Change in Control. Within six (6) months after a “Change in Control” (as defined herein) of the Company (unless Executive is not offered a position in the buying or succeeding owner with equal or better economic terms as this Agreement). The term “Change in Control” shall be deemed to have occurred at such time as (i) any person or entity (or person or entities which are affiliated or acting as a group or otherwise in concert) is or becomes the beneficial owner, directly or indirectly, of securities representing 50% or more of the combined voting power for election of directors of the then outstanding securities of the Company (other than stockholders which own greater than fifty percent (50%) of the stock of the Company as of the effective date of this Agreement); (ii) the shareholders of the Company approve any merger or consolidation as a result of which its ownership interests shall be changed, converted, or exchanged (other than a merger with a wholly-owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of all or substantially all of the assets or earning power of the Company; or (iii) the shareholders of the Company approve any merger or consolidation to which the Company is a party as a result of which the persons who were members of the Company immediately before the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power for election of directors or the equivalent of the surviving corporation following the effective date of such merger or consolidation.

(b) Constructive Termination. Upon the occurrence of a “Constructive Termination” (as defined herein) by the Company. The term “Constructive Termination” shall mean any of the following: any breach by the Company of any material provision of this Agreement, including, without limitation, the assignment to the Executive of duties inconsistent with their position specified in Section 2.01 hereof or any breach by the Company of such Section, which is not cured within 60 days after written notice of same by Executive, describing in detail the breach asserted and stating that it constitutes notice pursuant to this Section 5.04.

(c) Voluntary Termination. Executive’s resignation for reasons other than as specified in Section 5.04(a) and (b).

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5.05 Consequences of Termination. Upon any termination of Executive’s assignment with the Company, except for a termination by the Company for any reason in the initial period or any extended period or for Cause as provided in Section 5.03(b) hereof or for a termination by the Executive pursuant to Section 5.04(c) hereof, the Executive shall be entitled to (a) a payment equal to (a) six (6) months’ Base as defined in Section 3.01 (the “Severance”) for six (6) months or for such shorter period during which this Agreement has been extended. The Severance shall be paid, at Company’s option, either (x) in a lump sum upon termination with such payments discounted by the U.S. Treasury rate most closely comparable to the applicable time period left in the Agreement or (y) as and when normal instalment payments are made. Executive expressly acknowledges and agrees that the payment of Severance to Executive hereunder shall be liquidated damages for and in full satisfaction of any and all claims Executive may have relating to or arising out of Executive’s assignment or termination of Executive’s assignment by the Company.

5.06 Representations. Executive represents, warrants, and covenants to Company that (a) there is no other agreement or relationship which is binding on him which prevents him from entering into or fully performing under the terms hereof and (b) the Company may contact any past, present, or future entity with whom he has a business relationship and inform such entity of the existence of this Agreement and the terms and conditions set forth herein.

ARTICLE VI

Covenants

6.01 Solicitation. (a) During the period in which Executive performs services for the Company and for a period of three (3) years after termination of Executive’s assignment with the Company, regardless of the reason, Executive hereby covenants and agrees that he shall not, solicit employees or consultants of the Company for employment, investment or consulting, directly or indirectly, except in connection with his duties hereunder or otherwise for the sole account and benefit of the Company, whether as a sole proprietor, partner, member, shareholder, employee, director, officer, guarantor, consultant, independent contractor, or in any other capacity as principal or agent, or through any person, subsidiary, affiliate, or employee acting as nominee or agent, except with the consent of the Company:

(ii) Solicit, attempt to solicit, or accept business from, or cause to be solicited or have business accepted from, any then-current customers of Company, any persons or entities who were customers of the Company within the 180 days preceding the Termination Date, or any prospective customers of the Company for whom bids were being prepared or had been submitted as of the Termination Date; or

(iii) Induce, or attempt to induce, hire or attempt to hire, or cause to be induced or hired, any employee of the Company, or persons who were employees of the Company within the 180 days preceding the Termination Date, to leave or terminate their assignment with the Company, or hire or engage as an independent contractor any such employee of the Company.

(b) Notwithstanding the foregoing, Executive shall not be prevented from (i) investing in or owning up to five percent (5%) of the outstanding stock of any corporation engaged in any business provided that such shares are regularly traded on a national securities exchange or in any over-the-counter market or (ii) retaining any shares of stock in any corporation which Executive owned before the date of their assignment with the Company.

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6.02 Confidential Information. Executive acknowledges that in his assignment he is or will be making use of, acquiring, or adding to the Company’s confidential information which includes, but is not limited to, memoranda and other materials or records of a proprietary nature; technical information regarding the operations of the Company; code, algorithms, software, products and platforms, sales and marketing plans and campaigns, and records and policy matters relating to finance, personnel, market research, strategic planning, current and potential customers, lease arrangements, service contracts, management, and operations. Therefore, to protect the Company’s confidential information and to protect other employees who depend on the Company for regular assignment, Executive agrees that he will not in any way use any of said confidential information except in connection with his assignment by the Company, and except in connection with the business of the Company he will not copy, reproduce, or take with him the original or any copies of said confidential information and will not directly or indirectly divulge any of said confidential information to anyone without the prior written consent of the Company.

6.03 Inventions. All discoveries, designs, improvements, ideas, and inventions, whether patentable or not, relating to (or suggested by or resulting from) products, services, or other technology of the Company or any Affiliate or relating to (or suggested by or resulting from) methods or processes used or usable in connection with the business of the Company or any Affiliate that may be conceived, developed, or made by Executive during assignment with the Company (hereinafter “Inventions”), either solely or jointly with others, shall automatically become the sole property of the Company or an Affiliate of the Company. Executive shall immediately disclose to the Company all such Inventions and shall, without additional compensation, execute all assignments and other documents deemed necessary to perfect the property rights of the Company or any Affiliate therein. These obligations shall continue for three years beyond the termination of Executive’s assignment with respect to Inventions conceived, developed, or made by Executive during assignment with the Company. The provisions of this Section 6 shall not apply to any Invention for which no equipment, supplies, facility, or trade secret information of the Company or any Affiliate is used by Executive and which is developed entirely on Executive’s own time, unless (a) such Invention relates (i) to the business of the Company or an Affiliate or (ii) to the actual or demonstrably anticipated research or development of the Company or an Affiliate, or (b) such Invention results from work performed by Executive for the Company.

6.04 Non-Disparagement. For a period commencing on the date hereof and continuing indefinitely, Executive hereby covenants and agrees that he shall not, directly or indirectly, defame, disparage, create false impressions, or otherwise put in a false or bad light the Company, its products or services, its business, reputation, conduct, practices, past or present employees, financial condition or otherwise.

6.05 Blue Penciling. If at the time of enforcement of any provision of this Agreement, a court shall hold that the duration, scope, or area restriction of any provision hereof is unreasonable under circumstances now or then existing, the parties hereto agree that the court shall substitute the maximum duration, scope or area reasonable under the circumstances for the stated duration, scope, or area.

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6.06 Remedies. Executive acknowledges that any breach by him of the provisions of this Article VI of this Agreement shall cause irreparable harm to the Company and that a remedy at law for any breach or attempted breach of Article VI of this Agreement will be inadequate, and agrees that the Company shall be entitled to exercise all remedies available to it, including specific performance and injunctive and other equitable relief, without the necessity of posting any bond, in the case of any such breach or attempted breach.

ARTICLE VII

Assignment

7.01 This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and shall relieve the Company of its obligations hereunder if the assignment is pursuant to a Change in Control. Neither this Agreement nor any rights hereunder shall be assignable by Executive and any such purported assignment by him shall be void.

ARTICLE VIII

Entire Agreement

This Agreement constitutes the entire understanding between the Company and Executive concerning his assignment by the Company or subsidiaries and supersedes any and all previous agreements between Executive and the Company or any of its affiliates or subsidiaries concerning such assignment, and/or any compensation, bonuses or incentives. Each party hereto shall pay its own costs and expenses (including legal fees) except as otherwise expressly provided herein incurred in connection with the preparation, negotiation, and execution of this Agreement. This Agreement may not be changed orally, but only in a written instrument signed by both parties hereto.

ARTICLE IX

Applicable Law; Miscellaneous

9.01 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming. All actions brought to interpret or enforce this Agreement shall be brought in federal or state courts located in Wyoming.

9.02 Attorneys’ Fees. In addition to all other rights under this Agreement, each party agrees to reimburse the other for and indemnify and hold harmless such party against, all costs and expenses (including attorney’s fees) incurred by such party (whether or not during the term of this Agreement or otherwise), if and to the extent that such party prevails on or is otherwise successful on the merits with respect to any action, claim or dispute relating in any manner to this Agreement or any termination of this Agreement or in seeking to obtain or enforce any right or benefit provided by or claimed under this Agreement, taking into account the relative fault of each of the parties and any other relevant considerations.

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9.03 Indemnification of Executive. The Company shall indemnify and hold harmless Executive to the full extent authorized or permitted by law with respect to any claim, liability, action, or proceeding instituted or threatened against or incurred by Executive or his legal representatives and arising in connection with Executive’s conduct or position at any time as a director, officer, employee, or agent of the Company or any subsidiary thereof. The Company shall not change, modify, alter, or in any way limit the existing indemnification and reimbursement provisions relating to and for the benefit of its directors and officers without the prior written consent of the Executive, including any modification or limitation of any directors and officers’ liability insurance policy.

9.04 Waiver. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a continuing waiver or a waiver of any similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party hereto which are not set forth expressly in this Agreement.

9.05 Unenforceability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9.06 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and all of which together shall constitute the same instrument.

9.07 Section Headings. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Dated: October 17, 2024	Bubblr, Inc.

	By:	/s/ David Chetwood
	Name:	David Chetwood
	Title:	Chief Financial Officer

Dated: October 17, 2024	Executive

	By:	/s/ Manfred Ebensberger
	Name:	Manfred Ebensberger

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BUBBLR, INC.

2022 INCENTIVE PLAN

STOCK OPTION GRANT NOTICE

Bubblr, Inc. (the “Company”) hereby grants to you an Option (the “Option”) to purchase shares of the Company’s Common Stock, $0.01 par value (“Shares”) under the Company’s 2022 Incentive Plan (the “Plan”). The Option is subject to all the terms and conditions set forth in this Stock Option Grant Notice (this “Grant Notice”) in the Stock Option Agreement, which is attached to and incorporated into this Grant Notice in their entirety.

Participant:	Manfred Ebensberger

Hire Date:	October 17, 2024

Grant Date:	October 17, 2024

Vesting:	70% on the Grant Date and 30% Monthly over One Year of Service.

Number of Shares Subject to Option:	6,200,000

Exercise Price (per Unit):	$0.030

Options Expiration Date:	Ten years from grant (subject to earlier termination in accordance with the terms of the Plan and the Stock Option Agreement)

Type of Option:	☐ Incentive Stock Option*	☒ Nonqualified Stock Option

Additional Terms/Acknowledgement: You acknowledge receipt of, and understand and agree to, this Grant Notice, the Stock Option Agreement, and the Plan. You further acknowledge that as of the Grant Date, this Grant Notice, the Stock Option Agreement, and the Plan set forth the entire understanding between you and the Company regarding the Option and supersede all prior oral and written agreements on the subject.

Dated: October 17, 2024	Bubblr, Inc.

	By:	/s/ David Chetwood
	Name:	David Chetwood
	Title:	Chief Financial Officer

Dated: October 17, 2024	Participant

	By:	/s/ Manfred Ebensberger
	Name:	Manfred Ebensberger

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